EXHIBIT 99.1

For Further Information:
Waste Management, Inc.
Analysts:
Cherie Rice
713.512.6548
Greg Nikkel
713.265.1358
Media:
Sarah Simpson
713.394.2154

WMI#04-19

Waste Management Announces Second Quarter 2004 Earnings

Net Income Increases 23% as Revenue Growth Accelerates

HOUSTON — July 29, 2004 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2004. Revenues for the quarter were $3.14 billion as compared with $2.93 billion in the year ago period, an increase of 7%. Net income reported for the quarter was $216 million, or $0.37 per diluted share, compared with net income of $176 million, or $0.30 per diluted share, for the second quarter 2003, an increase of 23%. Results for the second quarter 2003 included a pre-tax restructuring charge of $23 million, or $0.02 per diluted share, related to a workforce reduction completed in 2003.

“Our encouraging financial results were driven by strong revenue growth, which reflects improved general business conditions as well as the success of our sales and business development initiatives,” commented David P. Steiner, Chief Executive Officer. “Higher volumes were the primary factor behind the increase in internal revenue growth and clearly indicate the effects of a growing economy. Our top line results also validate our success in building a more effective sales force and improving our service offering. Our disciplined acquisition program contributed 2.5% higher third-party revenues compared to the same quarter in 2003. As for our costs, we maintained our operating costs on a percentage of revenue basis as compared to the prior year quarter, and we reduced selling, general and administrative expenses as a percentage of revenue. We lowered SG&A to 10.1%, a 20 basis point improvement from the prior year quarter.”

For the six months ended June 30, 2004, Waste Management reported operating revenues of $6.03 billion as compared with $5.67 billion for the comparable period last year. Net income was $368 million and diluted earnings per share were $0.63 for the six months ended June 30, 2004 as compared with $237 million and $0.40, respectively, for the same period in 2003. The 2004 results include the favorable impact of the cumulative effect of change in accounting principle of $8 million, or $0.01 per diluted share. The 2003 results included the unfavorable impact of cumulative effect of changes in accounting principles of $46 million, or $0.08 per diluted share. Net income before cumulative effect increased 27.2% in 2004 as compared to the prior year’s first six months. Results from the first six months of 2003 included a pre-tax restructuring charge of $43 million, or $0.04 per diluted share, related to workforce reductions completed in 2003.

The cumulative effect of change in accounting principle in 2004 is related entirely to final implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities. In 2003, the cumulative effect of changes in accounting principles was primarily related to the implementation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, partially offset by accounting policy changes related to certain maintenance activities and loss contracts.

The following important highlights for the quarter were reported:

•	Operating cash flow of $549 million.

•	Free cash flow (a) of $238 million.

•	Internal revenue growth on base business of 2.9%, with 2.5% of that from volume and 0.4% of that from yield. The yield component excludes combined positive impacts of 1.4% related to higher recycling commodity prices, 0.3% related to higher fuel surcharges and fees and slightly higher electricity rates at Independent Power Production facilities.

•	Capital expenditures of $345 million.

•	Selling, General & Administrative costs were 10.1% of revenue, down from 10.3% in the same period in 2003.

•	Effective tax rate reduced to 27.4%, benefited by a second investment in a synthetic fuel facility and a $6.6 million tax audit settlement.

Steiner added, “Our volumes continued the strong trend we first experienced in March of this year. Our most improved areas were in the landfill and roll-off lines of business, both of which are signals of higher economic activity. The strength of July’s volumes causes us to remain optimistic about healthy revenue growth in the second half of 2004. We are now expecting full-year revenue to be in a range from $12.2 to $12.3 billion with the increase being driven more by volume than yield. We continue to focus on pricing in all facets of the business, with renewed emphasis at our landfills. We have had success in implementing price increases. Second quarter price increases were muted by changes in business mix and competitive pressures, with the net result being an increase in overall yield of 0.4%. We will continue our disciplined approach to price increases in the collection and disposal areas of our business and work toward increasing the overall yield. Recycling commodity prices were again strong and are expected to remain so through the end of the year.”

     Steiner continued, “Our ability to return value to our shareholders remained excellent as we generated $238 million in free cash flow(a) for the quarter. Given our strong first half performance, we now expect cash flow from operations for the year to be at the high end of the $2.1 to $2.2 billion range and free cash flow(a) for the year to be at the high end of the $900 million to $1 billion range. We repurchased over $89 million of our common stock in the quarter and still plan to repurchase $400 to $500 million for the year. Our significant free cash flow will also be used to pay our quarterly dividend and to fund our accretive, tuck-in acquisition program.

     “In addition to our prospects for growing revenues and generating cash, we are focused on reducing our operating costs and improving the results of our lower performing business units. We intend to take advantage of the expected continuing growth in volumes by leveraging our fixed costs to expand our operating margins. And, as customers begin to order new and larger containers, revenue growth will accelerate in the commercial segment.”

Updates to 2004 Outlook

•	Free cash flow(a) estimated at the high end of the $900 million to $1.0 billion range, assuming proceeds from asset sales as originally projected in the $75 to $100 million range.

•	Cash flow from operations expected to be at the high end of the $2.1 to $2.2 billion range.

•	Capital expenditures expected to be in the range of $1.25 to $1.30 billion, including purchases of land that has recently become available adjacent to important landfills.

•	Total revenue projected to be in a range from $12.2 to $12.3 billion, with the increase being driven more by volume than yield.

(a) The Company included its free cash flow, which is a non-GAAP financial measure, herein because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. The company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies. The Company has reconciled its free cash flow as presented herein to cash flow from operations, which is the most comparable GAAP measure, in the accompanying schedules.

The Company has scheduled an investor and analyst conference call for later today to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Live Webcast: 2Q04 Earnings Report.” You may also listen to the conference call by telephone by contacting the conference call operator at (877) 710-6139, 5-10 minutes prior to the scheduled start time, and asking for the “Waste Management Conference Call — Call ID 8357030.” For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. central time July 29th through 5:00 p.m. on August 12th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 and enter reservation code 8357030.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2004 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	the effect that price fluctuations on commodity prices may have on our operating revenues;

•	the outcome of litigation or threatened litigation;

•	the effect competition in our industry could have on our profitability or cash flows;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	possible increases in operating expenses due to fuel price increases or fuel supply shortages;

•	the effects of general economic conditions, including the ability of insurers to fully or timely meet their contractual commitments and of surety companies to continue to issue surety bonds;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2004	2003
Operating revenues	$3,138	$2,934

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,040	1,906
Selling, general and administrative	317	301
Depreciation and amortization	348	325
Restructuring	—	23
Asset impairments and unusual items	(9)	(6)

	2,696	2,549

Income from operations	442	385

Other income (expense):
Interest expense	(119)	(110)
Interest income	7	4
Equity in earnings (losses) of unconsolidated entities	(24)	1
Minority interest	(9)	(2)
Other, net	—	4

	(145)	(103)

Income before income taxes	297	282
Provision for income taxes	81	106

Net income	$216	$176

Basic earnings per common share	$0.37	$0.30

Diluted earnings per common share	$0.37	$0.30

Basic common shares outstanding	580.2	591.5

Diluted common shares outstanding	585.4	594.8

Cash dividends per common share	$0.19	$—

Note: Prior year information has been reclassified to conform to 2004 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2004	2003
EPS Calculation:
Diluted net income	$216	$176

Number of common shares outstanding at end of period	580.0	591.8
Effect of using weighted average common shares outstanding	0.2	(0.3)

Weighted average basic common shares outstanding at end of period	580.2	591.5

Dilutive effect of common stock options and warrants and other contingently issuable shares	5.2	3.3

Weighted average diluted common shares outstanding at end of period	585.4	594.8

Basic earnings per common share	$0.37	$0.30

Diluted earnings per common share	$0.37	$0.30

(2)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2004	2003
EPS Calculation:

Diluted net income	$216	$176

Number of common shares outstanding at end of period	580.0	591.8
Effect of using weighted average common shares outstanding	0.2	(0.3)

Weighted average basic common shares outstanding at end of period	580.2	591.5
Dilutive effect of common stock options and warrants and other contingently issuable shares	5.2	3.3

Weighted average diluted common shares outstanding at end of period	585.4	594.8

Basic earnings per common share	$0.37	$0.30

Diluted earnings per common share	$0.37	$0.30

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2004	2003
Operating revenues	$6,034	$5,666

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	3,960	3,715
Selling, general and administrative	633	624
Depreciation and amortization	673	627
Restructuring	—	43
Asset impairments and unusual items	(18)	(7)

	5,248	5,002

Income from operations	786	664

Other income (expense):
Interest expense	(232)	(219)
Interest income	10	6
Equity in earnings (losses) of unconsolidated entities	(43)	2
Minority interest	(16)	(3)
Other, net	(2)	7

	(283)	(207)

Income before income taxes	503	457
Provision for income taxes	143	174

Income before cumulative effect of changes in accounting principles	360	283
Cumulative effect of changes in accounting principles, net of income tax expense of $5 in 2004 and benefit of $31 in 2003	8	(46)

Net income	$368	$237

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.62	$0.48
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.63	$0.40

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.62	$0.48
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.63	$0.40

Basic common shares outstanding	578.8	592.6

Diluted common shares outstanding	584.1	595.2

Cash dividends per common share	$0.38	$—

Note: Prior year information has been reclassified to conform to 2004 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
EPS Calculation:
Income before cumulative effect of changes in accounting principles	$360	$283
Cumulative effect of changes in accounting principles	8	(46)

Diluted net income	$368	$237

Number of common shares outstanding at end of period	580.0	591.8
Effect of using weighted average common shares outstanding	(1.2)	0.8

Weighted average basic common shares outstanding at end of period	578.8	592.6
Dilutive effect of common stock options and warrants and other contingently issuable shares	5.3	2.6

Weighted average diluted common shares outstanding at end of period	584.1	595.2

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.62	$0.48
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.63	$0.40

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.62	$0.48
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.63	$0.40

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$553	$217
Receivables, net	1,863	1,811
Other	705	642

Total current assets	3,121	2,670
Property and equipment, net	11,325	11,411
Goodwill	5,314	5,266
Other intangible assets, net	162	156
Other assets	1,308	1,235

Total assets	$21,230	$20,738

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,804	$2,900
Current portion of long-term debt	775	514

Total current liabilities	3,579	3,414
Long-term debt, less current portion	7,947	7,997
Other liabilities	3,678	3,514

Total liabilities	15,204	14,925
Minority interest in subsidiaries and variable interest entities	268	250
Stockholders’ equity	5,758	5,563

Total liabilities and stockholders’ equity	$21,230	$20,738

Note: Prior year information has been reclassified to conform to 2004 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$368	$237
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of changes in accounting principles	(8)	46
Depreciation and amortization	673	627
Other	134	82
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(148)	81

Net cash provided by operating activities	1,019	1,073

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(98)	(172)
Capital expenditures	(526)	(501)
Net proceeds from restricted funds, business divestitures, asset sales and other	241	161

Net cash used in investing activities	(383)	(512)

Cash flows from financing activities:
New borrowings	348	67
Debt repayments	(369)	(68)
Common stock repurchases	(108)	(71)
Cash dividends	(218)	—
Exercise of common stock options and warrants	120	9
Other	(71)	(34)

Net cash used in financing activities	(298)	(97)

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Increase in cash and cash equivalents	336	464
Cash and cash equivalents at beginning of period	217	359

Cash and cash equivalents at end of period	$553	$823

Note: Prior year information has been reclassified to conform to 2004 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2004	2004	2003
Operating Revenues by Lines of Business (a)
NASW:
Collection	$2,059	$1,964	$1,950
Landfill	773	664	735
Transfer	441	369	410
Wheelabrator	211	196	203
Recycling and other	271	249	220
Intercompany	(617)	(546)	(584)

Operating revenues	$3,138	$2,896	$2,934

Internal Growth of Operating Revenues from Comparable Prior Periods (a)
Internal growth	4.6%	3.0%	1.0%
Less: Yield changes due to recycling commodities, electricity (IPP), and fuel surcharge	1.7%	1.1%	0.8%

Adjusted internal growth	2.9%	1.9%	0.2%

Acquisition Summary (b)
Gross annualized revenue acquired	$27	$57	$74

Total consideration	$25	$75	$89

Cash paid for acquisitions	$23	$66	$85

Recycling Segment Supplemental Data (c)
Operating revenues	$184	$167	$136

Operating expenses (exclusive of depreciation and amortization)	$154	$144	$116

	Quarters Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$549	$644	$1,019	$1,073
Capital expenditures	(345)	(289)	(526)	(501)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	34	18	56	34

Free cash flow	$238	373	$549	606

Pro forma adjustments:
Income tax benefit associated with 2003 payments relating to shareholder litigation		(66)		(66)

Adjusted free cash flow		$307		$540

(a)	Prior year information has been reclassified to conform to 2004 presentation.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles. Our 2004 free cash flow is projected to be at the high end of the $900 million to $1 billion range. We arrived at that projection by taking our net cash provided by operating activities, which we have projected to be toward the high end of the $2.1 to $2.2 billion range; deducted our projected capital expenditures which we believe will be in the range of $1.25 to $1.3 billion; and added our current projection of proceeds from divestitures, net of cash divested and other sales of assets of $75 to $100 million.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2004	2004	2003
Balance Sheet Data
Cash and cash equivalents (a)	$553	$740	$823

Debt-to-total capital ratio:
Long-term indebtedness, including current maturities	$8,722	$9,020	$8,458
Total equity	5,758	5,675	5,584

Total capital	$14,480	$14,695	$14,042

Debt-to-total capital	60.2%	61.4%	60.2%

Capitalized interest	$5	$4	$5

Other Operational Data
Internalization of waste, based on disposal costs	65.0%	64.5%	64.2%

Total landfill disposal volumes (tons in millions)	31.8	27.6	30.1
Total Waste to Energy disposal volumes (tons in millions)	1.7	1.6	2.0

Total disposal volumes (tons in millions)	33.5	29.2	32.1

Active landfills	290	289	289

Landfills reporting volume	268	267	266

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non-SFAS No. 143 amortization expense	$104.8	$86.7	$98.0
Amortization expense related to SFAS No. 143 obligations	23.5	19.6	14.9

Total amortization expense	128.3	106.3	112.9
Accretion and other related expense	13.0	9.8	12.5

Landfill amortization, accretion and other related expense	$141.3	$116.1	$125.4

(a)	Prior period information has been reclassified to conform to current presentation.

(8)